Exhibit 10.8

EXECUTION COPY

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and entered into as of this 29th day of August, 2016, by and between Leap Therapeutics, Inc., a Delaware corporation (the “Company”), and Douglas Onsi (hereinafter, the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive effective as of the Effective Date (as defined in Section 1 below), and the Executive desires to be employed by the Company on the Effective Date, on the terms herein described.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.                                      Definitions. When used in this Agreement, the following terms shall have the following meanings:

(a)                                 “Accrued Obligations” means:

(i)                                     all accrued but unpaid Base Salary through the end of the Term of Employment;

(ii)                                  any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 5(a) hereof, to the extent incurred during the Term of Employment;

(iii)                               any accrued but unpaid benefits provided under the Company’s employee benefit plans, subject to and in accordance with the terms of those plans;

(iv)                              any earned and unpaid Bonus in respect to any completed fiscal year that has ended on or prior to the end of the Term of Employment;

(v)                                 any accrued but unpaid rights to indemnification by virtue of the Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof; and

(vi)                              any accrued but unused vacation pay.

(b)                                 “Base Salary” means the salary amount provided for in Section 4(a) hereof or any increase thereto as salary granted to Executive pursuant to Section 4(a) hereof.

(c)                                  “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)                                 “Board” means the Board of Directors of the Company.

(e)                                  “Bonus” means any bonus earned and payable to the Executive pursuant to Section 4(b) hereof.

(f)                                   “Cause” means the occurrence of any of the following:  (i) a conviction of the Executive, or a plea of nolo contendere, to a felony (other than a felony related to the operation of a motor vehicle); or (ii) willful misconduct or gross negligence by the Executive resulting, in either case, in material harm to the Company or any Related Entities; or (iii) a willful failure by the Executive to carry out the reasonable and lawful directions of the Board and failure by the Executive to remedy such willful failure within thirty (30) days after receipt of written notice of same from the Board; or (iv) fraud, embezzlement, theft or dishonesty of a material nature by the Executive, or a willful material violation by the Executive of a written policy or procedure of the Company or any Related Entity, resulting, in any case, in material harm to the Company or any Related Entity; or (v) a material breach by the Executive of this Agreement, and failure by the Executive to remedy the material breach within thirty (30) days after receipt of written notice of same, by the Board.  For clarity, the inability of Executive to perform any or all of his duties, responsibilities or obligations under this Agreement on account of Executive’s death or disability shall not be deemed or treated as a material breach of this Agreement by the Executive and shall not constitute Cause for any purpose of this Agreement.

(g)                                  “Change in Control” means:

(i)                                     The acquisition by any Person of Beneficial Ownership of at least twenty percent (20%) of either (A) the value of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this definition, the following acquisitions shall not constitute or result in a Change in Control:  (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any person that owns, or by any person that collectively with such person’s affiliates own, Beneficial Ownership of a Controlling Interest on the Effective Date; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation or other Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) below; or

(ii)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock or equity interests of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, immediately following such Business Combination, (A) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent persons) of the corporation or other Person resulting from such Business Combination (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or other Person is referred to herein as the “Acquiring Person”) in substantially the same proportions as their beneficial ownership, immediately prior to such Business Combination, of the combined voting power of the Outstanding Company Voting Securities, and (B) at least a majority of the members of the Board of Directors or equivalent body of the corporation or other Person resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iii)                               approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h)                                 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

(i)                                     “Code” means the Internal Revenue Code of 1986, as amended.

(j)                                    “Date of Termination” means the earliest of:  (i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless the Company specifies a later date, in which case, termination shall be effective as of such later date; (ii) immediately upon the Executive’s death; (iii) thirty (30) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided, that Executive has not returned to the full time performance of Executive’s duties prior to such date; or (iv) thirty (30) days after the Executive gives written notice to the Company of Executive’s resignation with or without Good Reason.  Executive will receive compensation through any required notice period. In the event notice of a termination under subsections (i), (iii) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five business days of the request in compliance with the requirement of Section 14 below.  In the event of a termination for Cause or Good Reason written confirmation shall specify the subsection(s) of the definition of Cause or Good Reason relied on to support the decision to terminate but shall not include further explanation.

(k)                                 “Disability” means the Executive’s inability, or failure, to perform the essential functions of his position, with or without reasonable accommodation, for any period of ninety (90) consecutive days, or (ii) for one-hundred and eighty (180) days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for either such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

(l)                                     “Effective Date” means the date that the Merger is consummated pursuant to, and in accordance with, the terms and conditions of the Merger Agreement.

(m)                             “Equity Awards” means any stock options (including, without limitation, the Option, as such term is defined in Section 4(c) below), restricted stock, restricted stock units, stock appreciation rights, phantom stock or other equity based awards granted by the Company to the Executive.

(n)                                 “Excise Tax” means any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto, or any interest or penalties that are incurred by the Executive with respect to any such excise tax.

(o)                                 “Good Reason” means the occurrence of any of the following: (i) a material diminution in the Executive’s Base Salary; or (ii) a material diminution in the Executive’s authority, duties, responsibilities, or reporting relationship; or (iii) a material diminution in the authority, duties, responsibilities, or reporting relationship of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or executive instead of reporting directly to the Board; or (iv) the Company’s or Related Entity’s requiring the Executive to be based at any office or location outside of fifty (50) miles from Cambridge, Massachusetts, except for travel reasonably required in the performance of the Executive’s responsibilities; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement.  For purposes of this Agreement, Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within one (1) year following the initial existence of one of the conditions specified in clauses (i) through (v) above, the Executive provides the Company with written notice of the existence of such condition within ninety (90) days after the initial existence of the condition, and the Company fails to remedy the condition within thirty (30) days after its receipt of such notice.

(p)                                 “Group” shall have the meaning ascribed to such term in Section 13(d) of the Exchange Act.

(q)                                 “Leap Charter” shall have the meaning ascribed to such term in the Merger Agreement.

(r)                                    “Merger” means the merger of M-CO Merger Sub Ltd, a company formed under the laws of the State of Israel and registered under No. 515506855 with the Israeli Registrar of Companies (“Merger Sub”), with and into Macrocure Ltd., a company formed under the laws of the State of Israel and registered under No. 514083765 with the Israeli Registrar of Companies (“Macrocure”), which merger is subject to, and will be effected upon, the terms and conditions set forth in the Merger Agreement.

(s)                                   “Merger Agreement” means that certain Agreement and Plan of Merger, dated of even date herewith, by and among the Company, Merger Sub and Macrocure,  as amended and in effect from time to time.

(t)                                    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof.

(u)                                 “Pro-Rata Bonus” means the Bonus that (but for the cessation of the Executive’s employment) would otherwise have been earned and payable to the Executive for the fiscal year in which the Termination Date occurs (based on actual performance outcomes for that year), multiplied by the following fraction:  (i) the number of days that the Executive was employed by the Company during that fiscal year, divided by (ii) three hundred sixty five (365).  For this purpose, the Bonus that would otherwise have been earned and payable to the Executive shall be determined in good faith and in the same manner applicable to active named executive officers of the Company.

(v)                                 “Related Entity” means any Person controlling, controlled by or under common control with the Company or any of its subsidiaries.  For this purpose, the terms “controlling,” “controlled by” and “under common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including (without limitation) the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(w)                               “Severance Amount” shall mean an amount equal to the Executive’s annualized Base Salary, as in effect immediately prior to the Termination Date.

(x)                                 “Target Bonus” has the meaning described in Section 4(b).

(y)                                 “Term of Employment” means the period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement, which period shall begin on the Effective Date and continue until terminated in accordance with Section 6 hereof.

(z)                                  “Termination Date” means the date on which the Term of Employment ends.

2.                                      Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, during the Term of Employment on the terms and conditions set forth herein.

3.                                      Duties of Executive.

(a)                                 Position and Position Duties.  During the Term of Employment, the Executive shall be employed and serve as the Chief Financial Officer of the Company, and shall have such duties typically associated with such title.

(b)                                 Duties in General.  The Executive shall faithfully and diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board.  The Executive shall devote time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company.  The Executive shall not engage in any other business or occupation during the Term of Employment that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of his duties for the Company, or (iii) interferes with the exercise of his judgment in the Company’s best interests.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (v) serve as a Managing Director of HealthCare Ventures, (w) serve on outside corporate or scientific advisory boards with prior written notice to the Company, (x) serve on civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

(c)                                  Company Policies and Procedures. The employment relationship between the parties also shall be subject to the Company’s personnel and compliance policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. The Company reserves the right to change, alter, or terminate any such policy or procedure in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

4.                                      Compensation.

(a)                                 Base Salary. The Executive shall receive a Base Salary at the annualized rate of $400,000 during the Term of Employment, with such Base Salary payable in installments consistent with the

Company’s normal payroll schedule, subject to applicable withholding and other taxes.  The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time, but may not be decreased from the then current Base Salary.

(b)                                 Bonuses.  During the Term of Employment, the Executive shall participate in the Company’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives, as established and modified from time to time by the Compensation Committee of the Board (for the avoidance of doubt, for any period during which there is not a Compensation Committee, all matters under this Agreement shall be addressed by the Board) in its sole discretion.  During the Term of Employment, the Executive shall have a target bonus opportunity under such plan or program equal to 35% of his current Base Salary (the “Target Bonus”), based on satisfaction of performance criteria to be established by the Compensation Committee of the Board within the first three months of each fiscal year that begins during the Term of Employment.  Payment of annual incentive compensation awards shall be made in the same manner and at the same time that other senior-level executives receive their annual incentive compensation awards and, except as otherwise provided herein, will be subject to the Executive’s continued employment through the applicable payment date.

(c)                                  Stock Option Grant.  Immediately prior to the filing of the Leap Charter with the Secretary of State of the State of Delaware on the date of the closing of the Merger, and subject to the Board adopting or having adopted a resolution approving the grant contemplated by this Section 4(c), the Company will grant to the Executive a stock option (the “Option”) to purchase up that number of shares of the Company’s common stock (as proportionately and equitably adjusted to give effect to any stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Company’s common stock, the “Option Shares”), which number of shares of the Company’s common stock will represent approximately three percent (3%) of the fully-diluted shares of the Company’s common stock that at the time of such grant the Company expects will be outstanding immediately after the consummation of the Merger (treating all securities of the Company that at the time of such grant are expected to be outstanding immediately after the consummation of the Merger and that are convertible, exercisable or exchangeable immediately after the consummation of the Merger for shares of the Company’s common stock as if such then outstanding securities were then converted, exercised or exchanged, other than certain out-of-the-money stock options to be assumed by the Company in connection with the Merger in accordance with the terms of the Merger Agreement), after the Option Shares are appropriately and proportionately adjusted to give effect to the stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Company’s common stock and other securities that at the time of such grant the Company expects will occur prior to the consummation of the Merger. The exercise price per share of the Option shall be an amount per share on the grant date of the Option that (after giving effect to all appropriate adjustments to such amount per share as a result of any and all stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Company’s common stock and other securities that at the time of such grant the Company expects will occur during the period after the grant date of the Option through and including the time immediately prior to the consummation of the Merger) shall be equal to the price per share that at the time of such grant the Company expects to sell shares of the Company’s common stock to certain existing stockholders of the Company that must invest $10,000,000 in the aggregate immediately prior to the consummation of the Merger in order to satisfy a condition precedent to the consummation of the Merger set forth in the Merger Agreement.  Such exercise price per share shall be determined by the Board at the time of the grant of the Option, shall be no less than the fair market value per share of the Company’s common stock on the grant date of the Option and shall be subject to appropriate and proportionate adjustments for stock dividends, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Company’s common stock that become effective after the grant date of the Option.  The Option shall be exercisable for a period of ten (10) years from the date of grant of the Option and subject to the terms and provisions of the Company’s Amended and Restated 2012 Equity Incentive Plan (as amended, the “Plan”) and to the Executive’s execution of a stock option agreement which is substantially in the form customarily used by the Company with respect to the issuance of stock options under the Plan to the Company’s employees and which contains additional terms not inconsistent with this Section or the Plan that are determined to be appropriate by the Board.  The Option shall become vested and exercisable for thirty-three percent (33%) of the Option Shares on the first anniversary of the date of grant, and for the balance of the Option Shares in equal monthly installments over a period of two years after the first anniversary of the date of grant of the Option, provided, that in each case, the Executive continues to have a service relationship with the Company on the applicable vesting date; and provided further, that, (x) if there shall occur a Change in Control prior to the date on which the Option has become fully vested and exercisable for all of the Option Shares, then the Option automatically shall become fully vested and exercisable for all of the Option Shares immediately upon the occurrence of such Change in Control and (y) the Option may become fully vested and exercisable for all of the Option Shares on an accelerated basis under certain circumstances in accordance with the provisions of Section 6(e) of this Agreement.  The Option is intended to be an incentive stock option but only to the extent permitted under applicable law.

5.                                      Expense Reimbursement and Other Benefits.

(a)                                 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company.  The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)                                 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all benefit plans on the same basis as similarly situated executives in the Company’s benefit plans in effect from time to time during Executive’s employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.

(c)                                  Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, administrative help, and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.  The Executive’s principal place of employment (subject to reasonable travel) shall be Cambridge, Massachusetts.

(d)                                 Vacation. The Executive shall be entitled to paid vacation each calendar year during the Term of Employment pursuant to the policies of the Company applicable to Executives, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder.

6.                                      Termination.

(a)                                 General. The Term of Employment shall terminate upon the earliest to occur of (i) the Executive’s death, (ii) a termination by the Company by reason of the Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, the Executive shall resign from any and all directorships, committee memberships or any other positions Executive holds with the Company or any of its Related Entities.

(b)                                 Termination By Company for Cause. In the event the Executive is terminated by the Company for Cause, the Company’s obligation to make payments under this Agreement shall cease upon the Date of Termination, except that the Company shall pay Executive any Base Salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the Date of Termination. Vesting of any unvested stock options and/or other equity securities shall cease on the Date of Termination, unless otherwise provided in any plan, instrument or agreement to which such unvested stock options and/or other equity securities may be subject.

(c)                                  Disability. The Company shall have the option, in accordance with applicable law, to terminate the Term of Employment upon written notice to the Executive, at any time during which the Executive is suffering from a Disability.  In the event that the Term of Employment is terminated due to the Executive’s Disability, the Executive shall be entitled to (i) the Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended, and (ii) any insurance benefits to which he and his beneficiaries are entitled as a result of his Disability. Vesting of any unvested stock options and/or other equity securities shall cease on the Date of Termination, unless otherwise provided in any plan, instrument or agreement to which such unvested stock options and/or other equity securities may be subject.

(d)                                 Death. In the event that the Term of Employment is terminated due to the Executive’s death, the Executive’s estate shall be entitled to (i) the Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended, and (ii) any insurance benefits to which he and his beneficiaries are entitled as a result of his death. Vesting of any unvested stock options and/or other equity securities shall cease on the Date of Termination, unless otherwise provided in any plan, instrument or agreement to which such unvested stock options and/or other equity securities may be subject.

(e)                                  Termination Without Cause or Resignation With Good Reason. The Company may terminate the Term of Employment without Cause, and the Executive may terminate the Term of Employment for Good Reason, at any time upon written notice, and upon compliance with Section 6(h) below. If the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, in either case prior to the date of a Change in Control or more than one year after a Change in Control, the Executive shall be entitled to the following:

(i)                                     The Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended;

(ii)                                  A Pro-Rata Bonus, payable within two and one-half (2½) months following the end of the fiscal year in which the Termination Date occurs;

(iii)                               The Severance Amount, payable in equal installments consistent with the Company’s normal payroll schedule over the twelve (12)-month period beginning with the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date;

(iv)                              Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for twelve (12) months (or, if less, for the duration that such COBRA coverage is available to Executive), payable in equal installments consistent with the Company’s normal payroll schedule over the twelve (12)-month period beginning with the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date; and

(v)                                 Vesting, immediately prior to such termination, of any outstanding Equity Awards that have not previously vested and, if the termination by the Company or the Executive pursuant to this Section 6(e) is more than one year after a Change in Control, the Executive shall have a period of up to one year after such termination to exercise such Equity Awards.

(f)                                   Termination by Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time by providing the Company 30 days’ written notice of such termination.  In the event of a termination of employment by the Executive under this Section 6(f), the Executive shall be entitled only to the Accrued Obligations payable as and when those amounts would have been payable had the Term of Employment not ended; provided, however, that in the event of a termination of employment by Executive under this Section 6(f) at any time from and after the 6th month anniversary of the occurrence of a Change in Control, then, in lieu of the payments, rights and benefits described in this Section 6(f), the Executive shall be entitled to the same payments, rights and benefits described in Section 6(e) as if such termination by Executive had been a termination under Section 6(e) for Good Reason more than one year after a Change in Control.  In the event of termination of the Executive’s employment under this Section 6(f), the Company may, in its sole and absolute discretion, by written notice, accelerate the Date of Termination and still have it treated as a termination without Good Reason.

(g)                                  Other Instances of Termination Following a Change in Control of the Company. If the Executive’s employment is terminated by the Company (or any entity to which the obligations and benefits under this Agreement have been assigned, pursuant to Section 10) without Cause or by the Executive for Good Reason at any time during the one-year period immediately following a Change in Control, then the Executive shall be entitled to the same payments, rights and benefits described in Section 6(e) as if such termination had been a termination by the Company or the Executive under Section 6(e), subject to the following enhancements:

(i)                                     The Severance Amount will be doubled and will be paid in a single lump-sum payment on the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date (rather than in installments over twelve (12) months);

(ii)                                  Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for eighteen (18) months (or, if less, for the duration that such COBRA coverage is available to Executive), paid in a single lump-sum payment on the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date (rather than in installments over twelve (12) months); and

(iii)                               The Executive shall have a period of up to two years after any termination pursuant to this Section 6(g) to exercise all outstanding Equity Awards (rather than the one year period provided for in Section 6(e)(v) above).

(h)                                 Release.  All rights, payments and benefits due to the Executive under this Article 6 (other than the Accrued Obligations) shall be conditioned on the Executive’s execution of a general release of claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A within 60 days of the Date of Termination (the “Release”) and on that Release becoming irrevocable within sixty (60) days following the Termination Date.

(i)                                     Section 280G Certain Reductions of Payments by the Company.

(i)                                     In the event that a Change in Control occurs at any time during the period commencing on the date of this Agreement and ending on the second anniversary of the Effective Date, and the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) are subject to the excise tax imposed by Section 4999 of the Code, then the Executive shall be entitled to receive an additional payment from the Company (the “Gross-Up Payment”) in an amount equal to the excise tax as well as all taxes imposed upon the Gross-Up Payment, including, without limitation, federal, state, local or other income taxes, FICA taxes, and additional excise tax (and any interest and penalties imposed with respect to such taxes).  If any Gross-Up Payment is required to be made, the Company shall make the Gross-Up Payment within thirty (30) days after receiving the Firm’s (as defined below) calculations.  Notwithstanding anything to the contrary, no Gross-Up Payment shall be made later than the end of the calendar year following the calendar year in which the related taxes are remitted to the appropriate tax authorities or such other specified time or schedule that may be permitted under Section 409A of the Code.

(ii)                                  In the event that a Change in Control occurs at any time after the second anniversary of the Effective Date, and the severance and other benefits provided for in this Agreement or otherwise payable to Executive (a) constitute “parachute payments” within the meaning of Section 280G of the Code and (b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance and other benefits constituting parachute payments will be either:

(1)                                 delivered in full, or

(2)                                 delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code.  If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance and other benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order:  (a) reduction of the cash severance payments; (b) cancellation of accelerated vesting of equity awards; and (c) reduction of continued employee benefits.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards.

(iii)                               A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax.  The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder.  For purposes of making the calculations required by this Section 6(i), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 6(i).  The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within 15 calendar days after the date on which Executive’s right to the severance benefits or other payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

(j)                                    Cooperation. Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company.  In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient.  To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this Section 6(j) upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this Section 6(j).

(k)                                 Return of Company Property. Following the Termination Date, the Executive or his personal representative shall immediately return all Company property in his possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, tablets and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients

(provided that the Executive may retain a copy the addresses contained in his rolodex, smartphone or similar device or the Company, at the Executive’s request, shall provide a thumb drive of his contacts).

(l)                                     Compliance with Section 409A.

(i)                                     General.  It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(ii)                                  Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(iii)                               Six Month Delay for Specified Employees.  If the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(iv)                              Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(v)                                 Taxable Reimbursements and In-Kind Benefits.

(A)                               Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of the taxable year of the Executive following the year in which the expense was incurred.

(B)                               The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to the Executive, during any taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.

(C)                               The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(vi)                              Company Discretion. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums under Section 6(e)(iv) or 6(g)(ii) above would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company may instead pay Executive, fully taxable cash payments equal to and paid at the same time as the COBRA premiums that otherwise would have been paid, subject to applicable tax withholdings. In the event the COBRA premium reimbursement is made on an after-tax basis, the Company will provide a tax gross-up to the Executive equal to the amount of taxes withheld on the COBRA premium reimbursement with such amount to be paid at the same time of the COBRA premium reimbursement. To receive the payments under Sections 6(e)(i) and (ii) above, Executive’s termination or resignation must constitute a “separation from service” within the meaning of Section 409A, and Executive must execute and allow the Release to become effective within sixty (60) days of Executive’s termination or resignation.  Such payments shall not be paid prior to the sixtieth (60th) day following Executive’s termination or resignation, rather, subject to the aforementioned conditions, on the sixtieth (60th) day following Executive’s termination or resignation, the Company will pay Executive such payments in a lump sum that Executive would have received on or prior to such date under the original schedule, with the balance of such payments being paid as originally scheduled.

(vii)                           Timing of Payment and Execution of Release. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the execution of the Release, directly or indirectly, result in the Executive designating the calendar year of a payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year to the extent required under Section 409A.  In no event may the Executive, directly or indirectly, designate the calendar year of a payment.

(viii)                        No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to the Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Executive or any beneficiary of the Executive for any tax, additional tax, interest or penalties that the Executive or any beneficiary of the Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

7.                                      Proprietary Information, Invention, Non-Competition, and Non-Solicitation. The terms and provisions of the Employee Proprietary Information, Invention, Non-Competition and Non-Solicitation between the Company and the Executive (the “Confidentiality Agreement”), dated as of January 1, 2016, and attached hereto as Exhibit B, shall be incorporated into this Agreement by reference for all purposes.

8.                                      Representations and Warranties of Executive. The Executive represents and warrants to the Company that:

(a)                                 The Executive’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;

(b)                                 The Executive has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)                                  In connection with Executive’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.

9.                                      Taxes.  All payments or transfers of property made by the Company to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

10.                               Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11.                               Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.

12.                               Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Cambridge, Massachusetts, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (i) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, may be brought in the courts of record of the Commonwealth of Massachusetts (Middlesex or Suffolk Counties) or the court of the United States, District of Massachusetts; (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding; (iii) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (iv) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

13.                               Entire Agreement. This Agreement, together with the exhibit attached hereto, constitutes the entire agreement between the patties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its Related Entities) with respect to such subject matter.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14.                               Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon receipt by the addressee, as evidenced by the return receipt thereof.  Notice shall be sent (i) if to the Company, addressed to its headquarters, Attention: President, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

15.                               Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

16.                               Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable.  The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a patty on the basis of who drafted the Agreement.

17.                               Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

18.                               Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

19.                               Damages; Attorneys’ Fees.  Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.  Each party shall bear its own costs and attorneys’ fees.

20.                               Waiver of Jury Trial. The Executive hereby knowingly, voluntarily and intentionally waives any right that the Executive may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

21.                               No Set-off or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In the event of any termination of the Executive’s employment under this Agreement, he shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for hereunder.

22.                               Defend Trade Secrets Act.  Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

23.                               Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.                               No Third Party Beneficiary.  The Related Entities are intended third party beneficiaries of this Agreement.  Otherwise, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

25.                               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

26.                               Effectiveness. This Agreement shall become effective automatically only if and when the Merger is consummated, and, until this Agreement becomes effective by virtue of the consummation of the Merger, neither party shall have any rights or obligations under this Agreement.  In the event that the Merger Agreement expires or is terminated at any time prior to the consummation of the Merger, (i) this Agreement shall automatically terminate and be of no further force of effect, and (ii) neither party to this Agreement shall have any rights, obligations or liabilities under, or by virtue of, this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

COMPANY:

LEAP THERAPEUTICS, INC.

By:	/s/ Christopher Mirabelli
Name:	Christopher Mirabelli
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Douglas Onsi
Name:	Douglas Onsi

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Exhibit A

General Release of Claims

1.                                      [         ] (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration (other than the Accrued Obligations) received pursuant to Article 6 of the Employment Agreement (the “Severance Benefits”) to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge Leap Therapeutics, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, stockholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, whether known or unknown, from the beginning of time through the date upon which Executive signs this General Release of Claims, including, without limitation, claims under any applicable laws,  in each case in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under Age Discrimination in Employment Act (“ADEA”) that he may have as of the date hereof.  Executive further understands that, by signing this General Release of Claims, he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof, including, but not limited to, [additional citations to be added prior to execution at the time of separation].  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits to which the Executive is entitled under the Employment Agreement or COBRA, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification and advancement rights Executive may have as a former employee, officer or director of the Company or its subsidiaries or affiliated companies (including any rights under any directors’ and officers’ indemnification agreement or under the Company’s charter or bylaws), (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) rights to vested benefits under the Company’s 401(k) plan or other employee benefits plans, (vi) any rights as a holder of equity securities or debt securities/notes of the Company and (vii) any rights that Executive may have under any contracts or agreements with the Company or any of its subsidiaries or affiliated companies (other than the Employment Agreement) to the extent that such rights do not pertain to compensation or remuneration in connection with Executive’s employment with the Company or any of its subsidiaries or affiliated companies or the termination of such employment.

2.                                      Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of any lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof; provided, that nothing herein shall prevent Executive from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or Executive’s ability to participate in any investigation or proceeding conducted by such

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agency.  Executive does agree, however, that he is waiving his right to recover any money in connection with such an investigation or charge filed by him or by any other individual, or a charge filed by the Equal Employment Opportunity Commission or any other federal, state or local agency.

3.                                      Executive acknowledges that, in the absence of his execution of this General Release of Claims, the Severance Benefits would not otherwise be due to him.

4.                                      Executive acknowledges and agrees that he received adequate consideration in exchange for agreeing to the covenants contained in the Confidentiality Agreement and incorporated into the Employment Agreement by virtue of Section 7 of the Employment Agreement, that such covenants remain reasonable and necessary to protect the legitimate business interests of the Company and its affiliates and that he will continue to comply with those covenants.

5.                                      Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21)-day period by signing this General Release of Claims earlier.  Executive is advised to consult with an attorney before signing this General Release of Claims.  Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company in the manner described in Section 14 of the Employment Agreement.

6.                                      Executive expressly acknowledges and agrees that Executive will not make any statements that are professionally or personally disparaging about, or adverse to, the Company or its business (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that Executive shall not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants).  Notwithstanding the foregoing, Executive shall not be (i) required to make any statement Executive believes to be false or inaccurate or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to Executive’s response to any legal process.

7.                                      Executive acknowledges and agrees that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such state.

8.                                      Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

9.                                      This General Release of Claims shall become irrevocable on the eighth day following Executive’s execution of this General Release of Claims, unless previously revoked in accordance with paragraph 5, above.

Intending to be legally bound hereby, Executive has executed this General Release of Claims on                 ,       .

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EXECUTIVE:

Name:

4

Exhibit B

Confidentiality Agreement

LEAP THERAPEUTICS, INC.

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

In consideration of my employment or continued employment by LEAP THERAPEUTICS, INC. (“LEAP”) or any subsidiary of LEAP, and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (the “Agreement”) and agree as follows:

1.              NONDISCLOSURE.

1.1.         Recognition of Company’s Rights; Nondisclosure.  At all times during my employment with the Company (as defined below) and thereafter, I will hold in strictest confidence and will not disclose, use, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.  For purposes of this Agreement, the term “Company” shall mean and refer to each of LEAP and its subsidiaries but only if I am an employee thereof at any time during the term of this Agreement.

1.2.         Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, direct and indirect parent companies and direct and indirect subsidiaries (the Company, its affiliates, direct and indirect parent companies and direct and indirect subsidiaries are hereinafter referred to, collectively, as the “Related Companies” and individually as a “Related Company”).  Notwithstanding the foregoing, neither Healthcare Ventures nor any of its portfolio companies/investments shall be a Related Company for purposes of this Agreement unless and only for so long as any such portfolio company/investment is a majority-owned direct or indirect subsidiary of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals,  methods of conducting business, suppliers and supplier information, and purchasing; (c) information regarding Customers or Potential Customers (as defined below), including names and their representatives, their needs or desires with respect to the types of products or services offered by any of the Related Companies, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to Customers or Potential Customers, and other non-public information relating to Customers or Potential Customers; (d) information regarding any of the business partners of any Related Company and the services of such business partners, including their names and their representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by such Related Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and  employee skills; and (f) any non-public information which a competitor of any Related Company could use to the competitive disadvantage of such Related Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3.         Third Party Information.  I understand, in addition, that each Related Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”).  During the term of my employment with the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of a Related Company who need to know such information in connection with their work for such Related Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4.         Term of Nondisclosure Restrictions.  I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in the Section 1.  If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the one (1) year period after the date my employment ends shall be the temporal limitation relevant to the contested restriction, provided, however, that this sentence shall not apply to trade secrets protected without temporal limitation under applicable law.

1.5.         No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of any Related Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.              ASSIGNMENT OF INVENTIONS.

2.1.         Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2.         Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a product, process or machine of the Company or any other Related Company, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (as defined in Section 2.3 below) without the Company’s prior written consent.

2.3.         Assignment of Inventions.  Subject to Subsection 2.5, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and

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all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4.         Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Company Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Company Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Company Invention that does not fully qualify for protection under a Specific Inventions Law.

2.5.         Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.6.         Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.7.         Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

2.8.         In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.9.         RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Company Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

3.              NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS. I agree that for the one (1) year period after the date my employment with the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company (as extended pursuant to Section 10.3, if applicable), I will not, as an officer, director, employee,

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consultant, owner, partner, or in any other capacity, either directly or through others, unless otherwise agreed by the Company:

3.1.         solicit or attempt to solicit any employee of any Related Company to end his or her relationship with such Related Company or to work in any capacity for any person or entity other than a Related Company;

3.2.         attempt to hire, employ, or associate in business with any person employed by a Related Company or who has left the employment of a Related Company within the preceding three (3) months;

3.3.         solicit, induce or attempt to induce any Customer or Potential Customer or any consultant or contractor of a Related Company with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company to terminate, diminish, or materially alter its relationship with any Related Company; or

3.4.         solicit, perform or attempt to perform any Conflicting Services for a Customer or Potential Customer or for any consultant or contractor of any Related Company with whom I had direct or indirect contact or whose identity I learned as a result of my employment with the Company .

3.5.         The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, process or the like of any person or organization other than the Company, which directly competes with a product, service, process or the like with which I work directly or indirectly during my employment by the Company or about which I acquire Proprietary Information during my employment by the Company.

3.6.         The parties also agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year prior to the date my employment with the Company ends, (i) contracted for, was billed for, or received from any Related Company any product, service or process with which I worked directly or indirectly during my employment by the Company or about which I acquired Proprietary Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of any Related Company, of which contact I was or should have been aware, concerning any product, service or process with which I worked directly or indirectly during my employment with the Company or about which I acquired Proprietary Information; or (iii) was solicited by any Related Company or in consideration or planning to be solicited by any Related Company in an effort in which I was involved or of which I was or should have been aware.

4.              NON-COMPETE PROVISION. I agree that for the one (1) year period after the date my employment with the Company ends for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company (as extended pursuant to Section 8.3, if applicable), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity, (i) compete with the business or anticipated business of the Company or (ii) take any steps or actions to facilitate or prepare for competition with the business or anticipated business of the Company, nor will I assist another person to take any action that I would be prohibited from taking under this Section 4.  The obligations not to compete that I have undertaken under this Section 4 shall apply in all countries of the world.

5.              REASONABLENESS OF RESTRICTIONS.

5.1.         I agree that I have read this entire agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

5.2.         In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court shall read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

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5.3.         If the court declines to enforce this Agreement in the manner provided in subsection 5.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

5.4.         Furthermore, the parties agree that the market for the Company’s products is worldwide.  If, however, after applying the provisions of subsections 5.2 and 5.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the one hundred (100) mile radius from any office or facility of the Company shall be the geographic limitation relevant to the contested restriction.

6.              NO CONFLICTING AGREEMENT NOR OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.              RETURN OF COMPANY DOCUMENTS.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information.  I further agree that any property situated on the Company’s premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement if requested to do so by the Company.

8.              LEGAL AND EQUITABLE REMEDIES.

8.1.         I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company and the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.

8.2.         I agree that if the Company is successful in whole or in part in any legal or equitable action against me under this Agreement, the Company shall be entitled to payment of all cost, including reasonable attorney’s fees, from me.

8.3.         In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 shall remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.

9.              NOTICES.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

10.       NOTIFICATION OF NEW EMPLOYER.  In the event that I leave the employ of the Company, I hereby consent to the notification to my new employer of my rights and obligations under this Agreement.

11.       GENERAL PROVISIONS.

11.1.  Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of The Commonwealth of Massachusetts, U.S.A. as such laws are applied to agreements entered into and to be performed entirely within Massachusetts between Massachusetts

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residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

11.2.  Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.3.  Successors and Assigns.  This Agreement is for my benefit and the benefit of the Company, the other Related Companies and their respective successors and assigns, and will be binding upon my heirs, executors, administrators and other legal representatives.

11.4.  Survival.  The provisions of this Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

11.5.  Employment At-Will.  I agree and understand that nothing in this Agreement shall change my at-will status or confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

11.6.  Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

12.       Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

13.       Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[The remainder of this page is intentionally left blank.

Signatures on following page(s).]

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This Agreement shall be effective as of the first day of my employment with the Company, namely:  1/1/2016.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

Dated: December 10, 2015

/s/ Douglas E. Onsi

(Signature of Employee)

Douglas E. Onsi

(Printed Name of Employee)

ACCEPTED AND AGREED TO:

LEAP THERAPEUTICS, INC., FOR ITSELF AND ON BEHALF OF EACH OF ITS SUBSIDIARIES THAT IS OR BECOMES AN EMPLOYER OF THE UNDERSIGNED EMPLOYEE

LEAP THERAPEUTICS, INC

By:	/s/ Christopher K. Mirabelli, Ph.D.
Christopher K. Mirabelli, Ph.D.
Chief Executive Officer

Dated:	December 10, 2015

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EXHIBIT A

PREVIOUS INVENTIONS

TO:                         LEAP THERAPEUTICS, INC

FROM:

DATE:

SUBJECT:              Previous Inventions

1.                                      Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Leap Therapeutics, Inc. (“LEAP”) or any subsidiary of LEAP that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by LEAP or any such subsidiary:

☐                                              No inventions or improvements.

☐                                                See below:

☐                             Additional sheets attached.

2.                                      Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐                                                Additional sheets attached.

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